EXHIBIT 10.21

ADDENDUM TO EMPLOYMENT AGREEMENT

Effective: 08.05.11

Ralph Martucci

Effective with the successful closing of the acquisition of Alteva, LLC on August 5, 2011, the following changes are enforced:

4.(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $200,000.00 per year or such higher rate as may be determined annually by the Company (“Base Salary”). Such Base Salary, less applicable withholdings, shall be paid in accordance with the Company’s standard payroll practice for executives.

APPENDIX A

Incentive Compensation (Long Term Incentive Plan) Component:

➢	Target Incentive Compensation Component

Stock Options: 15,000

Restricted Shares: 3,750

WARWICK VALLEY TELEPHONE COMPANY:		EXECUTIVE:

By:	/s/ Duane W. Albro	By:	/s/ Ralph Martucci
	Duane W. Albro		Ralph Martucci
	President and CEO		Executive Vice President, CFO, Treasurer
	August 8, 2011		August 8, 2011